UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

American Bitcoin Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all applicable boxes):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PREL

PRELIMINARY COPY – SUBJECT TO COMPLETION

April , 2026

Dear Stockholder,

We cordially invite you to attend our 2026 Annual Meeting of Stockholders, to be held on Monday, June 22, 2026, at 10:00 a.m. (Eastern Time) at www.virtualshareholdermeeting.com/ABTC2026.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

Your vote is important. We encourage you to submit your votes in advance of the meeting, whether or not you plan to attend the meeting.

Sincerely,

/s/ Michael Ho
Michael Ho
Chief Executive Officer

PRELIMINARY COPY – SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: Monday, June 22, 2026
Time: 10:00 a.m. (Eastern Time)
Place: www.virtualshareholdermeeting.com/ABTC2026

We are holding our 2026 Annual Meeting of Stockholders for the following purposes, which are described in more detail in the proxy statement:

1.
to elect Asher Genoot as the Class I director for a three-year term of office expiring at the 2029 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal;
2.
to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.
the approval of an amendment to our amended and restated certificate of incorporation, as amended, to effect, at the discretion of our board of directors, a reverse stock split with respect to our outstanding shares of common stock at a ratio within a range of 1-for-5 to 1-for-40 (or any number in between), with the ratio within such range to be determined at the discretion of our board of directors, without reducing the authorized number of shares of our common stock; and
4.
to transact any other business as may properly come before the meeting and any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 23, 2026 will be entitled to attend and vote at the Annual Meeting.

We will furnish our proxy materials over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are sending to certain of our stockholders a Notice of Internet Availability of Proxy Materials rather than a full paper set of the proxy materials. Such notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how stockholders may obtain a paper copy of the proxy materials. This process will reduce the costs and environmental impact associated with printing and distributing our proxy materials. We expect to mail this notice and our proxy materials on or about April , 2026.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the meeting. The Notice of Internet Availability of Proxy Materials includes instructions on how to vote, including by Internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions

By Order of the Board of Directors,

/s/ Asher Genoot
Asher Genoot
Executive Chairman

April , 2026

Miami, Florida

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 22, 2026.

The Company’s Proxy Statement and Annual Report
are also available at www.proxyvote.com.

Although we refer to our website in this proxy statement, the contents of our website are not included or incorporated by reference into this proxy statement. All references to our website in this proxy statement are intended to be inactive textual references only.

PROXY STATEMENT

2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2026

GENERAL INFORMATION

American Bitcoin Corp. is providing this proxy statement to you in connection with the solicitation of proxies by the board of directors for our 2026 Annual Meeting of Stockholders to be held on Monday, June 22, 2026, at 10:00 a.m. (Eastern Time) at www.virtualshareholdermeeting.com/ABTC2026, and any adjournment or postponement thereof (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. On or about April , 2026, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2025 Annual Report on Form 10-K (the “Annual Report”).

As used in our proxy materials, unless otherwise noted or the context otherwise requires, references to the “Company,” “ABTC,” “American Bitcoin,” “we,” “us,” “our” and similar terms refer to:

•
the “Bitcoin mining” sub-segment of Hut 8 Corp.’s “Compute” segment prior to the effectiveness of the Transactions (as defined below) on March 31, 2025;
•
American Bitcoin Corp. (formerly known as American Data Centers Inc.) following the effectiveness of the Transactions on April 1, 2025 until the consummation of the Mergers (as defined below) on September 3, 2025; and
•
American Bitcoin Corp. (formerly known as Gryphon Digital Mining, Inc.) following the consummation of the Mergers on September 3, 2025.

On March 31, 2025, Hut 8 Corp. (“Hut 8”), American Data Centers Inc. (“ADC”), and the stockholders of ADC entered into a Contribution and Stock Purchase Agreement (the “Agreement”), pursuant to which Hut 8 contributed to ADC substantially all of Hut 8’s wholly-owned ASIC miners, in exchange for newly issued Class B common stock of ADC, representing 80% of the total and combined voting power and 80% of the issued and outstanding equity interests of ADC after giving effect to the issuance (collectively, the “Transactions”). In connection with the Transactions, ADC was renamed American Bitcoin Corp. (“Historical ABTC”). Prior to the effectiveness of the Transactions, our operations were historically operated as the “Bitcoin mining” sub-segment of Hut 8’s “Compute” segment and not as a standalone company.

On May 9, 2025, Gryphon Digital Mining, Inc. (along with its consolidated subsidiaries, “Gryphon”), GDM Merger Sub I Inc., a Delaware corporation and wholly owned direct subsidiary of Gryphon (“Merger Sub Inc.”), GDM Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of Gryphon (“Merger Sub LLC”), and Historical ABTC entered into an Agreement and Plan of Merger (the “Merger Agreement”). On September 3, 2025, in accordance with the terms of the Merger Agreement, among other things, (i) Merger Sub Inc. merged with and into Historical ABTC, with Historical ABTC surviving the merger (the “First Merger”) as a wholly owned direct subsidiary of Gryphon (the corporation surviving the First Merger, the “First Merger Surviving Corporation”) and (ii) immediately after the First Merger, the First Merger Surviving Corporation merged with and into Merger Sub LLC, with Merger Sub LLC surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”) as a wholly owned direct subsidiary of Gryphon. In connection with and immediately following the consummation of the Mergers, Gryphon changed its name to American Bitcoin Corp.

Our Class A common stock trades on Nasdaq under the symbol “ABTC.”

Below are answers to common questions stockholders may have about the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders online at www.proxyvote.com, rather than mailing printed copies of our proxy materials. We believe that this process expedites stockholders’ receipt of these materials, lowers the costs of our Annual Meeting and helps to conserve natural resources. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of the proxy materials unless you request them. Instead, the notice will contain instructions on how to access and review the proxy materials online, including this proxy statement and our Annual Report, as well as the proxy card to vote online. If you would like printed copies of the proxy materials, please follow the instructions on the notice.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock as of the close of business on April 23, 2026 (the “Record Date”) are entitled to receive notice and to vote their shares at the Annual Meeting. As of the close of business on the Record Date, there were shares of common stock outstanding, consisting of shares of Class A common stock, shares of Class B common stock, and no shares of Class C common stock. Holders of our Class A common stock are entitled to one vote per share, holders of our Class B common stock are entitled to 10,000 votes per share, and holders of our Class C common stock are entitled to ten votes per share.

You may vote all of the shares owned by you as of the close of business on the Record Date. These shares include shares that are (i) held of record directly in your name (in which case, you are a “record holder” with respect to such shares) and (ii) held for you as the beneficial owner through a broker, bank or other nominee. There are distinctions between being a record holder and a beneficial owner, as described below.

What is the difference between a stockholder of record and a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are a stockholder of record. As stockholder of record, you may vote online at the Annual Meeting, by telephone, over the Internet or by filling out and returning the proxy card.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are a beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by your broker or other nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker or other nominee on how to vote the shares you hold in your account and you may vote your shares online at the Annual Meeting only by following the instructions from your broker or other nominee.

What items will be voted on at the Annual Meeting?

There are three proposals to be voted on at the Annual Meeting:

1.
the election of Asher Genoot as the Class I director for a three-year term of office expiring at the 2029 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal;
2.
the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3.
to approve an amendment to our amended and restated certificate of incorporation, as amended (the “Charter”), in substantially the form attached to the accompanying proxy statement as Annex A, to effect, at the discretion of our board of directors, a reverse stock split with respect to our outstanding shares of common stock at a ratio within a range of 1-for-5 to 1-for-40 (or any number in between), with the ratio within such range to be determined at the discretion of our board of directors, without reducing the authorized number of shares of our common stock (the “Reverse Stock Split Proposal” or “Reverse Stock Split”).

Our amended and restated bylaws (the “Bylaws”) require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.

The board of directors recommends that you vote “FOR” the nominee in Proposal 1 and “FOR” Proposals 2 and 3.

What do I need to do if I want to attend the meeting?

You may attend the Annual Meeting, as well as vote during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/ABTC2026. You will need your 16-digit control number, which appears in the notice, the proxy card or voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.

What constitutes a quorum at the Annual Meeting?

The presence, in person or represented by proxy, of holders of at least a majority of the voting power of the outstanding shares of stock of the Company entitled to vote at the meeting constitutes a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting.

If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters.

How do I vote?

If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

If you are a stockholder of record, you can vote through the following methods:

•
Via the Internet. You may vote via the Internet by visiting http://www.proxyvote.com and entering the 16-digit control number for your shares located on the Notice of Internet Availability of Proxy Materials or proxy card.

•
By telephone. You may vote by telephone by calling the telephone number and following the instructions provided on your proxy card.

•
By mail. If you requested that proxy materials be mailed to you, you will receive a proxy card with your proxy materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided. The proxy card must be received by the close of business on the day before the Annual Meeting.

•
During the meeting. You can vote at the Annual Meeting online at www.virtualshareholdermeeting.com/ABTC2026 by using the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials.

What vote is required for each proposal?

Our Class A common stock, Class B common stock, and Class C common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. The election of directors will be determined by a plurality of the votes cast on such matter. The ratification of our independent registered public accounting firm, and any other proposal that may come before the Annual Meeting will be determined by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matters. The Reverse Stock Split Proposal will be determined by the affirmative vote of the holders of sixty-six and two-third percent (66 2/3%) of the voting power of the common stock entitled to vote generally in the election of directors.

How are abstentions and broker non-votes counted?

Abstentions, votes to withhold, and broker non-votes are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast on the proposals. If you hold your shares in street name and you do not provide voting instructions, the broker or other organization holding your shares can vote uninstructed shares on certain “routine” proposals but cannot vote such shares on other proposals. Proposal 1 is not considered a “routine” proposal. If you hold shares in street name and do not provide voting instructions on this proposal, your uninstructed shares will be counted as “broker non-votes.” Proposals 2 and 3 are “routine” proposals, and therefore brokers have discretion to vote uninstructed shares on Proposals 2 and 3.

What if I do not specify how I want my shares voted?

If you are the record holder of your shares and submit your proxy without specifying how your shares are to be voted, your shares will be voted as follows:

1.
FOR the election of Asher Genoot as the Class I director for a three-year term of office expiring at the 2029 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal;
2.
FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3.
FOR the Reverse Stock Split Proposal.

In addition, the proxy holders named in the proxy are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The board of directors is not aware of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by (i) delivering a written notice of revocation to the attention of the Corporate Secretary, American Bitcoin Corp., at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131, (ii) signing and delivering a proxy bearing a later date, (iii) voting again via the Internet or by telephone, or (iv) attending and voting in person at the virtual Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

Who is paying for this proxy solicitation?

We are paying the costs of the solicitation of proxies. Members of our board of directors and officers and employees may solicit proxies by mail, telephone, fax, email, or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks, or similar entities representing street name holders for their expenses in forwarding proxy materials to their customers who are street name holders and obtaining their voting instructions.

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC announcing the final voting results of the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of proxy materials?

Some banks, brokers, and nominees may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker or other nominee who holds your shares.

Upon written or oral request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you can contact our Investor Relations department at ir@abtc.com or at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131 during normal business hours. If you would like to view the stockholder list, please contact our Investor Relations department at ir@abtc.com to schedule an appointment.

Who should I contact if I have additional questions?

You can contact our Investor Relations department at ir@abtc.com or at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if proven incorrect or do not materialize, could cause our results to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements generally are identified by the words "intend," "plan," "may," "should," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. There can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including the risk factors discussed in the Annual Report and factors discussed in other documents we file from time to time with the SEC. Except as required by law, we do not assume any obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect Asher Genoot as the Class I director for a three-year term of office expiring at the 2029 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal.

We currently have five directors on our board of directors, comprising one Class I director, two Class II directors, and two Class III directors. Asher Genoot currently serves as our Class I director. The board of directors has nominated Mr. Genoot for re-election as the Class I director at the Annual Meeting.

In the event that Mr. Genoot becomes unavailable or declines to serve as our Class I director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. We do not expect that Mr. Genoot will be unavailable or will decline to serve.

In determining that Mr. Genoot should be nominated for re-election, our board of directors considered his service, business experience, prior directorships, qualifications, attributes, and skills described in the biography set forth below under “Corporate Governance—Executive Officers and Directors—Asher Genoot.”

Vote Required

Assuming a quorum is present, to be approved, a plurality of the votes cast must be voted “FOR” the election of Asher Genoot as the Class I director. Votes to withhold and broker non-votes will not be considered towards vote totals on this proposal.

The board of directors recommends that you vote “FOR” the election of Asher Genoot as the Class I director.

CORPORATE GOVERNANCE

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages as of the date hereof.

Name	Age	Position
Executive Officers
Asher Genoot	31	Executive Chairman
Michael Ho	32	Chief Executive Officer and Director
Matt Prusak	33	President and Interim Chief Financial Officer
Non-Employee Directors
Michael Broukhim	41	Independent Director
Richard Busch	60	Independent Director
Justin Mateen	40	Independent Director

Executive Officers

Asher Genoot

Mr. Genoot has served as our Executive Chairman since September 2025, and has served as a member of our board of directors since March 2025. He has also served as the Chief Executive Officer of Hut 8 Corp. since February 2024, previously serving as its President since the consummation of its business combination with U.S. Data Mining Group, Inc. (“USBTC”). He has served a director of Hut 8 since the consummation of its business combination with USBTC. Mr. Genoot served as President and Chief Operating Officer and a director of USBTC from its inception in December 2020 until the consummation of the business combination. He has been a serial entrepreneur who started his first business, the Ivy Crest Institute of International Education, at the age of 19 in Shanghai, China and sold it shortly thereafter. Following that experience, Mr. Genoot served as the founder and Chief Executive Officer of Curio, a Shanghai-based education company that expanded across the country from April 2016 to May 2019. He served on the board of directors of Ionic Digital Inc. from January to June 2024. He also has experience as the Managing Director at Flagship Endeavors, a brand incubator, a position he held from January 2019 to December 2020. Mr. Genoot graduated from the University of Southern California with a Bachelor in Business Administration.

The board of directors believes that Mr. Genoot is qualified to serve on our board of directors due to the extensive Bitcoin mining and operations experience he brings as our Executive Chairman, as the Chief Executive Officer of Hut 8, and as the Co-founder and former President and Chief Operating Officer of USBTC.

Michael Ho

Mr. Ho has served as our Chief Executive Officer since September 2025. He has been a director since March 2025 and previously served as Executive Chairman from March 2025 to September 2025. He has also served as the Chief Strategy Officer and a director of Hut 8 since the consummation of its business combination with USBTC. Mr. Ho previously served as Chief Executive Officer of USBTC and as Chairman of its board of directors from its inception in December 2020 until the consummation of its business combination with Hut 8. Mr. Ho has experience as a serial entrepreneur, having founded numerous businesses in the digital and traditional trade sectors. He served as the Chief Executive Officer of Vancouver Motorcars Ltd. (formerly Advant Automotive Inc.) from January 2012 to April 2015. Mr. Ho then served as the Chief Executive Officer of MKH International Ltd., from July 2015 to December 2018. During this six year period, Mr. Ho specialized in currencies, international trade, structured financings, and equity structuring. Mr. Ho also has extensive experience in the industry, having begun mining digital assets in 2014. In 2017, Mr. Ho began setting up businesses procuring, managing, and selling turnkey digital asset mining facilities.

The board of directors believes that Mr. Ho is qualified to serve as a member of our board of directors due to the extensive Bitcoin mining and capital markets experience Mr. Ho brings as our Chief Executive Officer, as the Chief Strategy Officer of Hut 8 and as the Co-founder and former Chief Executive Officer of USBTC.

Matt Prusak

Mr. Prusak has served as our President and Interim Chief Financial Officer since September 2025. He previously served as our Chief Executive Officer from March 2025 to September 2025, and as Chief Executive Officer of Ionic Digital Inc. from January to August 2024. Prior to that, Mr. Prusak served as Chief Commercial Officer of USBTC (and later Hut 8) from June 2021 to January 2024 and Chief Business Officer of Curative Inc. from March 2020 to February 2021. He holds a Bachelor of Arts from the University of Southern California, a Master of Management Science from Tsinghua University, and a Master of Business Administration from Stanford University Graduate School of Business.

Non-Employee Directors

Michael Broukhim

Mr. Broukhim has served as a member of our board of directors since March 2025. He has served as a General Partner at Deep33 Ventures since January 2026 and has served as a Partner at Green Meadow Ventures since April 2020. Mr. Broukhim has also been the Co-Founder and Co-Chief Executive Officer of FabFitFun, Inc. since June 2010. Mr. Broukhim has served as an Adjunct Professor at the University of Southern California since August 2014. He holds a Bachelor of Arts from Harvard University and a Juris Doctorate from Stanford Law School.

The board of directors believes that Mr. Broukhim is qualified to serve on our board of directors due to his extensive experience in building and scaling a business and his experience in investing in and supporting growth stage companies.

Justin Mateen

Mr. Mateen has served as a member of our board of directors since March 2025. He co-founded Tinder in August 2012, serving as its Chief Marketing Officer from August 2012 until July 2014, and remaining an advisor until August 2017. Mr. Mateen founded JAM Fund in August 2020 and has been an early investor in companies including Brex, Curative Health, Deel, Kalshi, Speak, Varda, and Whop, among many others. In 2021 and 2022, Business Insider and Tribe Capital ranked Mr. Mateen as the best early-stage investor in the United States, placing him at the number one spot on the Seed 100 list. In 2020, Forbes listed Mr. Mateen at number seven on their list of the decade’s top Founders under 30. Mr. Mateen is also involved in various real estate projects spanning hotels, industrial, retail, office, and multi-family across the United States. He holds a Bachelor of Business Administration from USC Marshall School of Business.

The board of directors believes that Mr. Mateen is qualified to serve on our board of directors due to the breadth and depth of his experience in investing in and supporting early-stage companies as well as his experience building and scaling a business.

Richard Busch

Mr. Busch has served as a member of our board of directors since September 2025. He has been a partner in the litigation section of King & Ballow since September 1998 and is Head of the Entertainment and Intellectual Property sections of King & Ballow. Prior to joining King & Ballow, Mr. Busch served as Law Clerk to the Honorable John V. Parker, Chief Judge of the United States District Court for the Middle District of Louisiana. He holds a Bachelor of Arts from Augustana College and a Juris Doctorate from Loyola University Law School.

The board of directors believes that Mr. Busch is qualified to serve on our board of directors due to the breadth and depth of his experience in advising businesses on a variety of transactional, corporate, and regulatory matters.

Director Independence and Controlled Company Status

Our board of directors has undertaken a review of the independence of each director. Based on the information provided by each director concerning his background, employment, and affiliations, our board of directors has determined that Messrs. Broukhim, Busch, and Mateen qualify as independent directors in accordance with the listing rules of the Nasdaq Stock Market, LLC (“Nasdaq”). Under the Nasdaq listing rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. Our board of directors has made a determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Genoot and Ho are not considered independent by virtue of their positions as our executive officers.

We qualify as a “controlled company” within the meaning of the Nasdaq corporate governance standards because Hut 8 beneficially owns more than 50% of the combined voting power of our common stock. As a “controlled company,” we are exempt from certain Nasdaq corporate governance requirements, including the requirements (i) that a majority of the board of directors consists of independent directors, (ii) that the board of directors has a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (iii) that the company’s director nominations be made or recommended to the company’s full board of directors by the company’s independent directors or by a nominations committee that consists entirely of independent directors and that the company adopt a written charter or board resolution addressing the nominations process. While our board of directors is composed of a majority of independent directors and therefore we do not avail ourselves of the exemption described in clause (i) of the prior sentence, we currently rely on certain “controlled company” exemptions, including not having a compensation committee and nominations committee or independent nominating function. We will be entitled to rely on these exemptions for as long as we are considered a “controlled company,” and to the extent we rely on one or more of these exemptions, holders of our capital stock will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Board Leadership Structure

Our board of directors has the flexibility to determine whether the roles of Executive Chairman and Chief Executive Officer should be separated or combined. Our board of directors makes this decision based upon its view of what is in the best interests of the company in light of the circumstances at the time. Mr. Genoot currently serves as our Executive Chairman and Mr. Ho currently serves as our Chief Executive Officer. Our board of directors believes that the separation of the roles of Executive Chairman and Chief Executive Officer is an appropriate, effective, and efficient leadership structure at this time. Our board of directors periodically reviews its leadership structure and may make changes in the future.

Board Role in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. We are exposed to a number of risks, including the risks described under “Risk Factors” in our Annual Report, and we regularly identify and evaluate these risks and the effectiveness of our risk management strategy. Management is principally responsible for identifying, evaluating, and managing these risks on a day-to-day basis, while our board of directors, as a whole and through the audit committee, is responsible for the oversight of our enterprise risk management processes. Our board of directors is presented with information at our regularly scheduled and special meetings regarding risks facing our Company, and management provides more frequent, informal communications to the board of directors between regularly scheduled meetings, which are designed to give the board of directors regular updates about our business and timely awareness of significant developments and risk exposures. The board of directors considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address particular exposures to risk.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors has established an audit committee, which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

The primary responsibility of our audit committee is to oversee our accounting and ﬁnancial reporting processes, including the audits of our ﬁnancial statements and our internal and external audit processes. The audit committee oversees the system of internal controls established by management and our compliance with legal and regulatory requirements. The audit committee is also responsible for the review, consideration, and approval or ratiﬁcation of related party transactions. The audit committee oversees our independent auditors, including their independence and objectivity. The audit committee is empowered to retain outside legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities and to approve the fees and other retention terms of the advisors.

The audit committee consists of Messrs. Broukhim, Busch, and Mateen, with Mr. Broukhim serving as the chairperson of the audit committee. Our board of directors has determined that each of Messrs. Broukhim, Busch, and Mateen is an independent director under Nasdaq listing standards and is independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our board of directors has further determined that each of the members of the audit committee satisfies the financial literacy and sophistication requirements of the SEC and Nasdaq listing standards. In addition, our board of directors has determined that Mr. Broukhim qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

We do not maintain a compensation committee, and executive and director compensation matters are determined by our board of directors. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee, or board of directors performing an equivalent function, of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Messrs. Genoot and Ho serve as our executive officers and directors and also serve as executive officers and directors of Hut 8. Hut 8 maintains a Compensation and Talent Development Committee. None of our executive officers have served on Hut 8’s Compensation and Talent Development Committee.

Director Nomination Process

We currently have five directors on our board of directors, comprising one Class I director, two Class II directors, and two Class III directors. Mr. Genoot serves as a Class I director, Messrs. Busch and Broukhim serve as Class II directors, and Messrs. Mateen and Ho serve as Class III directors.

Our board of directors is responsible for nominating members for election to the board of directors and for filling vacancies on the board of directors that may occur between annual meetings of stockholders. Our board of directors is responsible for identifying, screening, and recommending candidates for board membership, including reviewing and approving criteria for membership. Among the qualifications considered in the selection of director candidates, the board of directors shall consider the following attributes and criteria of candidates: experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest, and such other relevant factors the board of directors considered appropriate in the context of the board of directors’ needs. In connection with each director nomination, the board of directors shall consider the overall mix of tenures on the board of directors and each director’s performance and suitability.

Board and Committee Meetings

Our board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Since the close of the Mergers on September 3, 2025 through December 31, 2025, our board of directors held two meetings. The board of directors has one standing committee, the audit committee, which held two meetings between the closing of the Mergers and December 31, 2025.

Each of the incumbent directors attended 75% or more of the aggregate number of meetings of the board of directors and, if applicable, the audit committee during the period for which he was a director in 2025.

To encourage and enhance communication among non-employee directors, our Corporate Governance Guidelines provide that, in general, the independent members of our board of directors shall meet in executive sessions without management at each regularly scheduled meeting of the board of directors.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage directors to attend.

Corporate Governance Policies and Committee Charters

The board of directors and management regularly review and evaluate the company’s corporate governance practices. The board of directors has adopted Corporate Governance Guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable laws and regulations, Nasdaq listing rules, and our Charter and Bylaws.

In addition, we have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics required by law or Nasdaq listing rules by posting such information on our investor website.

The board of directors has also adopted a written charter for the audit committee, which satisfies the applicable rules of the SEC and the Nasdaq listing rules.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and audit committee charter are available on our website at www.abtc.com/investors. The information contained on, or that can be accessed through, our website is not and shall not be deemed to be part of this proxy statement; we have included this website address solely as an inactive textual reference.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with the board of directors, the independent directors as a group or any specific member or members of the board of directors should send such communications to the attention of the Corporate Secretary, American Bitcoin Corp., at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131. Communications should contain instructions on which member or members of the board of directors the communication is intended for. Such communications will generally be forwarded to the intended recipients. However, our Corporate Secretary may, in his or her sole discretion, decline to forward any communications that are inappropriate.

Insider Trading Policy and Anti-Hedging Policy

We have insider trading policies and procedures that govern the purchase, sale, and other dispositions of our securities by our directors, officers, and employees. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations and applicable listing standards.

Our insider trading policy prohibits our directors and employees, including executive officers, from hedging or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

A copy of our Insider Trading Policy is filed as Exhibit 19.1 to the Annual Report.

EXECUTIVE OFFICER COMPENSATION

This section provides information regarding the compensation of our principal executive officer (Mr. Ho), and our two other mostly highly paid executive officers who were serving as executive officers on December 31, 2025 (Messrs. Genoot and Prusak). This section also includes compensation information for certain former executives of the Company (then known as Gryphon). The individuals listed below are collectively referred to herein as “NEOs” or “named executive officers.”

Name	Title
Michael Ho	Chief Executive Officer(1)
Asher Genoot	Executive Chairman(1)
Matt Prusak	President and Interim Chief Financial Officer(1)
Steve Gutterman	Former Chief Executive Officer(2)
Simeon Salzman	Former Chief Financial Officer(2)
Eric Gallie	Former Senior Vice President(2)

(1) Messrs. Ho, Genoot, and Prusak were appointed to these positions in connection with, and effective as of, the closing of the Mergers on September 3, 2025.

(2) Messrs. Gutterman, Salzman, and Gallie’s (together, the “Gryphon Executives”) employment with the Company was terminated in connection with, and effective as of, the closing of the Mergers on September 3, 2025.

Summary Compensation Table

The following table shows the total compensation earned for the fiscal years ended December 31, 2025 and 2024 for services rendered to us following the closing of the Mergers on September 3, 2025 and to Gryphon prior to the closing of the Mergers, as applicable, by persons who served as named executive officers.

Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Michael Ho, Chief Executive Officer(3)	2025	—	—	—	—	—	—

Asher Genoot, Executive Chairman(4)	2025	—	—	—	—	—	—

Matt Prusak, President and Interim Chief Financial Officer(5)	2025	76,923(5)	500,000	—	—	—	576,923

Steve Gutterman, Former Chief Executive Officer	2025	300,000	—	—	—	737,164(6)	1,037,164
	2024	128,365	129,452	1,047,363	—	41,885(7)	1,347,065

Simeon Salzman, Former Chief Financial Officer	2025	183,333	—	—	—	137,500(8)	320,833
	2024	218,926	137,500	—	—	—	356,426

Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Eric Gallie, Former Senior Vice President	2025	107,422	—	—	—	139,060(9)	246,482
	2024	9,649	20,833	238,500	—	—	268,982

(1) For Messrs. Ho, Genoot, and Prusak, compensation, if any, paid by Historical ABTC prior to the closing of the Mergers has been omitted.

(2) The stock awards column reflects the aggregate grant date fair value of the equity awards granted computed in accordance with FASB ASC Topic 718.

(3) We did not approve or pay any compensation to Mr. Ho for fiscal year 2025, as the board of directors determined that Mr. Ho would forgo compensation for such year with the expectation that compensation would be established for fiscal year 2026. Accordingly, no amounts are reported for fiscal year 2025 in this table.

(4) We did not approve or pay any compensation to Mr. Genoot for fiscal year 2025, as the board of directors determined that Mr. Genoot would forgo compensation for such year with the expectation that compensation would be established for fiscal year 2026. Accordingly, no amounts are reported for fiscal year 2025 in this table.

(5) Reflects Mr. Prusak’s base salary paid from the closing of the Mergers through December 31, 2025. Mr. Pursak’s annualized base salary for fiscal year 2025 was $250,000.

(6) Reflects severance payments and benefits of (i) a lump sum payment of $450,000, representing one times Mr. Gutterman’s annual base salary, (ii) a lump sum payment of $62,164, representing twelve (12) months of Mr. Gutterman’s monthly cost for health and welfare benefits, and (iii) a lump sum payment of $225,000, representing one-half of Mr. Gutterman’s target annual bonus for 2025, paid pursuant to the Mr. Gutterman’s separation agreement, dated September 3, 2025 and described below under “—Narrative Disclosure of Summary Compensation Table.”

(7) Reflects fees earned for service on Gryphon’s board of directors.

(8) Reflects severance payments of (i) $91,667 in respect of Mr. Salzman’s base salary and (ii) $45,833 in respect of Mr. Salzman’s target annual bonus for 2025, in each case, paid in installments through December 31, 2025, pursuant to Mr. Salzman’s separation agreement, dated September 3, 2025 and described below under “—Narrative Disclosure of Summary Compensation Table.”

(9) Reflects severance payments in respect of Mr. Gallie’s base salary paid in installments through December 31, 2025, pursuant to Mr. Gallie’s separation agreement, dated September 3, 2025 and described below under “—Narrative Disclosure of Summary Compensation Table.”

Narrative Disclosure to Summary Compensation Table

Executive compensation matters are determined by our board of directors. Our board of directors will continue to evaluate our compensation programs in an effort to attract and retain key employees for the Company’s continued success and growth. At this time, base salaries and target annual bonuses are determined by the board of directors on a case-by-case basis.

Long-Term Equity Incentive Plans

From time to time, we may provide certain of our executives, including certain of our named executive officers, with long-term equity incentive compensation. We believe the use of long-term equity incentives can create a link between executive compensation and our long-term performance, thereby creating alignment between executive and stockholder interests. Any long-term equity-based awards are granted under the Amended and Restated American Bitcoin Corp. 2025 Omnibus Incentive Plan (the “2025 Plan”).

Employment Agreements with our Named Executive Officers

Michael Ho

We are not currently a party to an employment agreement with Mr. Ho.

Asher Genoot

We are not currently a party to an employment agreement with Mr. Genoot.

Matt Prusak

Mr. Prusak joined Historical ABTC on March 31, 2025 and entered into an offer letter with Historical ABTC on June 4, 2025 (the “Prusak Offer Letter”). Pursuant to the Prusak Offer Letter, Mr. Prusak was to serve as the Chief Executive Officer of Historical ABTC and report to the Historical ABTC board of directors. In connection with the closing of the Mergers, Mr. Prusak was appointed our President and Interim Chief Executive Officer.

Under the Prusak Offer Letter, Mr. Prusak receives a base salary of $250,000 per year (Mr. Prusak’s base salary was increased to $300,000 in 2026) and is eligible to receive an annual cash bonus with a target amount equal to 60% of his base salary, pro-rated for 2025, and upon the closing of the Mergers, is eligible to participate in the 2025 Plan. Mr. Prusak currently participates in the employee benefit programs generally available to our employees, including our group health plan benefits. The Prusak Offer Letter provides that Mr. Prusak is an at-will employee and does not provide severance entitlements.

In connection with the execution of the Prusak Offer Letter, Mr. Prusak also entered into a customary restrictive covenant and arbitration agreement, which includes non-solicitation and non-competition covenants during the term of Mr. Prusak’s employment or service to the Company and for the twelve (12) months following termination of such employment or service.

Steve Gutterman

On September 17, 2024, Gryphon entered into an executive employment agreement with Steve Gutterman (the “Gutterman Agreement”), pursuant to which Mr. Gutterman served as Gryphon’s Chief Executive Officer, reporting to Gryphon’s board of directors. The Gutterman Agreement had a three-year term that may have been renewed for successive one-year periods by written agreement.

The Gutterman Agreement provided for (a) a $450,000 annual base salary paid in accordance with Gryphon’s normal payroll practices and which may have been increased, but not reduced, at the discretion of Gryphon’s board of directors, (b) for 2024, a pro-rated bonus based on Gryphon’s and/or Mr. Gutterman’s achievement of certain performance goals, with the sum of the 2024 and 2025 bonuses being no less than 40% of Mr. Gutterman’s base salary, (c) a target annual bonus beginning in 2025 equal to 100% of base salary, with the actual amount of such bonus determined in the discretion of Gryphon’s board of directors, based on the achievement of individual and/or company performance goals determined by the Gryphon board of directors and payable on the date annual bonuses are paid to Gryphon’s other senior executives, but in no event later than March 15th and conditioned upon Mr. Gutterman’s continued employment through the payment date, (d) a target annual stock bonus beginning in 2025 equal to 100% of Mr. Gutterman’s base salary, which may be paid in performance stock units or restricted stock units and which was to be subject to vesting conditions following the grant of such units, (e) a recommendation to the Gryphon board of directors that the Gryphon board of directors make a sign-on equity grant valued at $1,000,000 in the form of restricted stock units, which would vest as to one-third (1/3rd) of the restricted stock units (rounded down to the nearest whole share) (x) on each of the first two anniversaries of the grant date and (y) upon Gryphon’s remediation of certain stock exchange listing qualification failures that existed as of the effective date of the Gutterman Agreement and (f) eligibility to participate in customary health, welfare and fringe benefit plans Gryphon provided to employees.

The Gutterman Agreement also provided Mr. Gutterman with the opportunity to earn an “incentive bonus” upon attainment of certain Gryphon stock price and market capitalization goals.

All bonuses payable under the Gutterman Agreement, except the stock bonus, were eligible to be paid in cash, Bitcoin, Gryphon equity or a mix of any of the foregoing.

The Gutterman Agreement included certain restrictive covenants, which included non-solicitation and non-competition covenants during the term of the Gutterman Agreement and for the twelve (12) months following. Further, the Gutterman Agreement included a “best net” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that became payable to Mr. Gutterman would either be paid in full or reduced so that such payments would not be subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever resulted in the better after-tax treatment to Mr. Gutterman.

Under the Gutterman Agreement, Mr. Gutterman was entitled to receive the following severance payments and benefits upon a termination of his employment by Gryphon without “cause” or by Mr. Gutterman for “good reason” (each, as defined in the Gutterman Agreement and collectively, a “Qualifying Termination”), that does not occur in connection with a change in control: (i) the accrued obligations, consisting of (a) any earned but unpaid base salary and accrued vacation time, (b) reimbursement of any business expenses incurred by Mr. Gutterman prior to the date of termination that are reimbursable in accordance with the Gutterman Agreement, (c) payment of any earned but unpaid annual bonus for any calendar year completed prior to the date of termination, and (d) any vested amounts due to the Executive under any plan, program or policy of the Company, (ii) an amount equal to one (1) times Mr. Gutterman’s annual base salary and (iii) an amount equal to the product of (x) 12 and (y) Mr. Gutterman’s monthly cost for health and welfare benefits pursuant to his elections under the Company’s health and welfare benefit plans, as in effect on the termination date (collectively, the “Non-CIC Severance”).

The Non-CIC Severance was to be paid in a lump sum as soon as practicable following the effective date of a release but no later than 74 days following Mr. Gutterman’s termination, subject to Mr. Gutterman’s execution and non-revocation of a general release of claims in favor of Gryphon and continued compliance with his restrictive covenant obligations.

If Mr. Gutterman incurred a Qualifying Termination within thirty (30) days prior to or twelve (12) months following a change in control, then in addition to the Non-CIC Severance, Mr. Gutterman would be entitled to the following: (i) an amount equal to one-half (0.5) times Mr. Gutterman’s target bonus and (ii) acceleration and vesting on a pro-rata basis (performance goals will be assumed to have been achieved at target) of each outstanding equity award held by Mr. Gutterman as of the termination date (but excluding the incentive award described above) (collectively, the “CIC Severance”).

To the extent payable in cash, the CIC Severance was to be paid in a lump sum as soon as practicable following the effective date of a release, but no later than 74 days after Mr. Gutterman’s termination date, subject to Mr. Gutterman’s execution and non-revocation of a general release of claims in favor of Gryphon and continued compliance with his restrictive covenant obligations.

In connection with the closing of the Mergers, Mr. Gutterman entered into a separation and release agreement, effective as of the closing of the Mergers, pursuant to which Mr. Gutterman received his contractual CIC Severance entitlement.

Simeon Salzman

On June 19, 2023, Gryphon entered into an executive employment agreement (the “Salzman Agreement”) with Simeon Salzman to serve as Gryphon’s Chief Financial Officer (and, under certain circumstances, such other position as Gryphon’s Chief Executive Officer may designate), reporting to Gryphon’s Chief Executive Officer. On July 29, 2024, Mr. Salzman informed Gryphon that he intended to resign on November 15, 2024 and entered into a letter agreement that specified the terms and conditions of his planned separation from Gryphon. Subsequently, on September 26, 2024, Mr. Salzman and Gryphon rescinded Mr. Salzman’s resignation in connection with Mr. Salzman’s decision to remain with Gryphon. In connection with such rescission, Gryphon and Mr. Salzman amended the Salzman Agreement. The terms of the amended Salzman Agreement are described below.

Mr. Salzman received a base salary of $275,000 and was eligible to receive an annual bonus with a target of up to fifty percent (50%) of his then-current base salary. Mr. Salzman received 390,800 restricted stock units (such units, “RSUs” and such grant, the “Salzman Equity Grant”), vesting as follows (subject to Mr. Salzman’s continued employment with Gryphon through the relevant vesting date): one sixth (1/6th) of the Salzman Equity Grant was to vest upon the six (6)-month anniversary of the effective date of the Salzman Agreement and the remainder of the Salzman Equity Grant was to vest in substantially equal quarterly installments commencing with the first quarter following the six (6)-month anniversary of the effective date of the Salzman Agreement. The Salzman Equity Grant was fully vested prior to the closing of the Mergers. Mr. Salzman was to be entitled to receive those benefits that were made available to the other similarly situated executive employees and was to be reimbursed for reasonable out-of-pocket expenses.

Pursuant to the Salzman Agreement, Mr. Salzman was subject to standard restrictive covenants, including a non-disparagement covenant and non-competition and customer and employee non-solicitation covenants for the period of Mr. Salzman’s employment and for the six (6) months thereafter.

Under the Salzman Agreement, Mr. Salzman was entitled to receive the following severance payments upon a termination of his employment by Gryphon without “cause” or by Mr. Salzman for “good reason” (each, as defined in the Salzman Agreement): an amount equal to (a) twelve (12) months of his then-current base salary, plus (b) Mr. Salzman’s then-current annual bonus target, payable in twelve (12) substantially equal installments over twelve (12) consecutive months and subject to Mr. Salzman’s execution of a release of claims in favor of Gryphon (the “Salzman Severance Entitlement”).

In connection with the closing of the Mergers, Mr. Salzman entered into a separation and release agreement, effective as of the closing of the Mergers, pursuant to which Mr. Salzman received the Salzman Severance Entitlement, payable in substantially equal installments over twelve (12) consecutive months in accordance with the Company’s regular payroll schedule.

Eric Gallie

On December 12, 2024, Gryphon entered into a letter agreement (the “Gallie Agreement”) with Eric Gallie, pursuant to which Mr. Gallie would serve as Gryphon’s Senior Vice President, Energy. The Gallie Agreement became effective on December 12, 2024 and was to remain in effect indefinitely until terminated by either party.

The Gallie Agreement provided for (a) a $250,000 annual base salary paid in equal installments on Gryphon’s regular pay dates no less frequently than semi-monthly, (b) a discretionary annual cash bonus with a target amount equal to 100% of his base salary, which could be paid in the form of 50% cash and 50% RSUs, subject to Mr. Gallie’s continuous employment through the date any such bonus was paid, (c) five (5) weeks of paid time off (“PTO”) in accordance with Gryphon’s PTO policy and applicable state law, (d) eligibility to participate in customary health, welfare and fringe benefit plans provided to other similarly situated executive employees of Gryphon and (e) within thirty (30) days following the effective date of the Gallie Agreement, a recommendation by Gryphon to the Gryphon board of directors that it approve a one-time equity grant to Mr. Gallie in the form of 500,000 RSUs (the “Gallie Initial Award”). The Gallie Initial Award was to vest as to one-fourth (1/4th) of the RSUs on each of the first four (4) annual anniversaries of the Gallie Initial Award grant date.

Under the Gallie Agreement, Mr. Gallie was entitled to receive the following severance payment (the “Gallie Severance Entitlement”) upon a termination of his employment by Gryphon without “cause” (as defined in the Gallie Agreement), subject to his execution of a release of claims in favor of Gryphon: an amount equal to one (1) times his base salary, payable in twelve (12) substantially equal installments over twelve (12) consecutive months.

In connection with the closing of the Mergers, Mr. Gallie entered into a separation and release agreement, effective as of the closing of the Mergers, pursuant to which Mr. Gallie received the Gallie Severance Entitlement, payable in substantially equal installments over twelve (12) consecutive months in accordance with the Company’s regular payroll schedule.

Outstanding Equity Awards at December 31, 2025

There were no outstanding stock options or stock awards held by any of our named executive officers as of December 31, 2025.

Potential Payments Upon Termination or Change in Control

Our current executive officers are not eligible to receive severance payments or benefits in connection with a termination of employment or a change in control and were not eligible to receive any such payments or benefits as of December 31, 2025.

The Gryphon Executives were eligible to receive severance payments and benefits under the terms of their individual employment arrangements, as described above under “—Narrative Disclosure to Summary Compensation Table.” Pursuant to the terms and conditions of a separation and release agreement, each Gryphon Executive received severance payments and benefits in connection with the termination of their employment effective as of the closing of the Mergers on September 3, 2025, which payments and benefits are described below.

Steve Gutterman

Under the terms of his separation and release agreement, Mr. Gutterman received (a) a lump sum payment equal to $450,000, which represented one (1) times his then-current annual base salary, which was paid through payroll on the effective date of the release; (b) a lump sum payment equal to $62,164, which represents twelve (12) months of his monthly cost for health and welfare benefits pursuant to his elections as of the termination date under Gryphon's health and welfare plans, which was paid through payroll on the effective date of the release; and (c) a lump sum payment equal to $225,000, which represents one-half (0.5) of his target annual bonus for 2025, which was paid through payroll on the effective date of the release. Additionally, certain of his unvested RSUs which, as of the closing of the Mergers on September 3, 2025, totaled 1,128,489 unvested RSUs, vested on a prorated basis, such that 784,782 unvested RSUs vested. The remaining 343,707 RSUs were immediately forfeited without consideration.

Simeon Salzman

Under the terms of his separation and release agreement, Mr. Salzman received an amount equal to $412,500, which represented the sum of (a) one (1) times his then-current annual base salary, which was $275,000, and (b) one times his target annual bonus for 2025, which was $137,500, payable in substantially equal installments over twelve (12) consecutive months, in accordance with the Company’s regular payroll schedule, beginning on the first regularly scheduled payroll date following the effective date of the release.

Eric Gallie

Under the terms of his separation and release agreement, Mr. Gallie received an amount equal to $250,000, which represented one (1) times his current annual base salary, payable in substantially equal installments over twelve (12) consecutive months in accordance with the Company’s regular payroll schedule, beginning on the first regularly scheduled payroll date following the effective date of the release.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information as of December 31, 2025 with respect to the 2025 Plan, which was our only equity compensation plan in effect on that date:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	(b) Weighted-Average Exercise Price of Outstanding Options and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	—	—	181,964,231
Equity compensation plans not approved by security holders	—	—	—

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation that we paid or awarded to our non-executive directors from January 1, 2025 through December 31, 2025. Messrs. Ho, Genoot, and Gutterman did not receive any additional compensation in connection with their role as directors of the Company and Gryphon, respectively. The remaining individuals, who are now each former directors, each received cash fees for their service as directors while serving as directors.

Name	Total Fees Earned or Paid in Cash ($)
Michael Broukhim(1)	—
Richard Busch(1)	—
Justin Mateen(1)	—
Jimmy Vaiopoulos(2)	54,000
Brittany Kaiser(2)	56,667
Jessica Billingsley(2)	62,437
Robby Chang(2)	40,500
Heather Cox(2)	55,688
Daniel Tolhurst(3)	25,000
Dan Grigorin(2)	40,500

(1) We did not approve or pay any compensation to our non-employee directors for fiscal year 2025, as the board of directors determined that directors would forgo compensation for such year with the expectation that director compensation would be established for fiscal year 2026. Accordingly, no amounts are reported for fiscal year 2025 in this table.

(2) Messrs. Vaiopoulos, Chang, and Grigorin, and Mmes. Kaiser, Billingsley, and Cox resigned from Gryphon’s board of directors in connection with the closing of the Mergers on September 3, 2025.

(3) Mr. Tolhurst resigned from Gryphon’s board of directors, effective June 12, 2025.

PAY VERSUS PERFORMANCE

The following tables and related disclosures provide information about the relationship between executive compensation and certain measures of our financial performance for our principal executive officers (the “PEOs”) and our other named executive officers (the “Non-PEO NEOs”). This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our compensation committee or CEO, as applicable, make compensation decisions. For further information on our compensation decisions, please see “Compensation Discussion and Analysis.”

Fiscal Year	Summary Compensation Table Total for PEO Jessica Billingsley(1)	Compensation Actually Paid to PEO Jessica Billingsley(2)	Summary Compensation Table Total for PEO Rob Chang(1)	Compensation Actually Paid to PEO Rob Chang(2)	Summary Compensation Table Total for PEO Steve Gutterman(1)	Compensation Actually Paid to PEO Steve Gutterman(2)
2025	N/A	N/A	N/A	N/A	$1,037,164	$1,857,987
2024	$1,181,142	$1,121,460	$374,774	$315,092	$1,347,062	$1,025,411
2023	$430,164	$430,164	N/A	N/A	N/A	N/A

Fiscal Year	Summary Compensation Table Total for PEO Michael Ho(1)	Compensation Actually Paid to PEO Michael Ho(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(4)	ABTC Total Shareholder Return(5)	GAAP Net Income ($M) (6)
2025	$0	$0	$286,060	$212,604	$2.46	($153.2)
2024	N/A	N/A	$340,741	$388,575	$2.90	($21.3)
2023	N/A	N/A	$273,626	$273,626	$63.03	($28.6)

(1) Jessica Billingsly served as the PEO of Akerna Corp. for 2023 and until its merger with Gryphon Digital Mining, Inc. in January 2024. Rob Chang served as the PEO from the merger of Akerna Corp. and Gryphon Digital Mining, Inc. in January 2024 until September 2024. Steve Gutterman served as the PEO from September 2024 until closing of the Mergers in September 2025. Michael Ho served as the PEO from the closing of the Mergers in September 2025 to present. The amounts reported under the “Summary Compensation Table Total” reflect the total compensation amounts reported in the “Summary Compensation Table” for each of our PEOs for each respective year in which such individual served as PEO for any portion of the year.

(2) The amounts reported in these columns represent the compensation actually paid (“CAP”) to our PEOs for the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on their respective total compensation reported in the “Summary Compensation Table” for the indicated fiscal years and adjusted as shown in the tables below:

2025 PEOs	Steve Gutterman	Michael Ho
SCT Total	$1,037,164	—
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$958,547	—
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	($137,723)	—
Compensation Actually Paid	$1,857,987	—

Equity Award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate these fair values did not materially differ from those disclosed at the time of grant.

(3) The amounts reported under the “Average Summary Compensation Table Total” reflect the average of the total compensation amounts reported in the “Summary Compensation Table” for each of our Non-PEO NEOs in the indicated year. The Non-PEO NEOs for 2023 were Ray Thompson, David McCullough, and L. Dean Ditto. The Non-PEO NEOs for 2024 were Simeon Salzman and Eric Gallie. The Non-PEO NEOs for 2025 were Asher Genoot, Matt Prusak, Simeon Salzman, and Eric Gallie.

(4) The amounts reported in this column represent the CAP to our Non-PEO NEOs in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on the average total compensation for such NEOs reported in the “Summary Compensation Table” for the indicated fiscal year and adjusted as shown in the table below:

2025 NEOs
SCT Total	$286,060
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($23,368)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	($50,088)
Compensation Actually Paid	$212,604

Equity Award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate these fair values did not materially differ from those disclosed at the time of grant.

(5) Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in common stock of Akerna Corp. (predecessor to Gryphon) on December 31, 2022. Values reflect the 1:20 split at the time that Akerna Corp. merged with Gryphon Digital Mining, Inc. and the 1:5 split in connection with the closing of the Mergers.

(6) Net income in 2023 and 2024 reflects the amount disclosed in prior Pay Versus Performance disclosure filed by Gryphon in its Annual Report on Form 10-K for period ended December 31, 2024. Net income in 2025 reflects the amount disclosed in our Annual Report.

Compensation Actually Paid versus Performance Measures

CAP, as calculated pursuant to Item 402(v) of Regulation S-K, reflects cash compensation actually paid as well as changes to the fair values of equity awards during the years shown in the table based on year-end or vesting date stock prices, and various accounting valuation assumptions. Due to how CAP is calculated, the CAP as reported for each year does not reflect the actual amounts earned by our NEOs from their equity awards. CAP generally fluctuates annually due to the change in our stock price from year to year as well as varying levels of actual achievement of performance goals.

Below are graphs showing the relationship between CAP to our PEOs and average CAP for our other Non-PEO NEOs for fiscal years 2023, 2024, and 2025 to (i) our total stockholder return ("TSR") and (ii) our net income.

American Bitcoin Corp. CAP vs TSR
Compensation Actually Paid ($M)
$2.00
$1.80
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
-$10.00
Value of $100 Investment from 12/31/2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Jessica Billingsley
PEO CAP ($M) - Rob Chang
PEO CAP ($M) - Steve Gutterman
PEO CAP ($M) - Michael Ho
Avg NEO CAP ($M)
ABTC TSR

American Bitcoin Corp. CAP vs Net Income
Compensation Actually Paid ($M)
$2.00
$1.80
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
$0.00
-$20.00
-$40.00
-$60.00
-$80.00
-$100.00
-$120.00
-$140.00
-$160.00
-$180.00
Net Income ($M)
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Jessica Billingsley
PEO CAP ($M) - Rob Chang
PEO CAP ($M) - Steve Gutterman
PEO CAP ($M) - Michael Ho
Avg NEO CAP ($M)
Net Income ($M)

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of April 10, 2026 for:

•
each of our current directors;
•
each of our named executive officers;
•
all of our current directors and executive officers as a group; and
•
each person or group known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to its securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all of the shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 1,059,234,481 shares of common stock outstanding as of March 31, 2026, consisting of 327,009,578 shares of Class A common stock, 732,224,903 shares of Class B common stock, and no shares of Class C common stock. We have deemed shares of our common stock issuable pursuant to restricted stock units that are subject to vesting and settlement conditions expected to occur within 60 days of April 10, 2026 to be outstanding and to be beneficially owned by the person holding the restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is American Bitcoin Corp., 1101 Brickell Avenue, Suite 1500, Miami, FL 33131. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Class A Common Stock		Class B Common Stock		Percentage of Total Outstanding Voting Power
Directors and Named Executive Officers:	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
Asher Genoot(1)(2)	—	—	23,199,205	3.2	3.2
Michael Ho(1)(2)	—	—	23,199,205	3.2	3.2
Matt Prusak	—	—	—	—	—
Michael Broukhim(3)	125,570	*	—	—	*
Richard Busch(4)	1,398,975	*	—	—	*
Justin Mateen(5)	2,524,975	*	—	—	*
Steve Gutterman(6)	2,807	*	—	—	*
Simeon Salzman(7)	122,668	*	—	—	*
Eric Gallie(8)	22,984	*	—	—	*
All directors and executive officers as a group (six individuals)	4,049,520	1.2	23,199,205	3.2	3.2
5% or Greater Stockholders (other than directors and executive officers):
Hut 8 Corp. (2)	—	—	585,779,924	80.0	80.0
Eric Trump (9)	285,000	*	68,147,664	9.3	9.3

* Represents beneficial ownership or voting power of less than one percent (1%).

(1)
Represents 23,199,205 shares of Class B common stock held by a limited liability company (“LLC 1”). Messrs. Genoot and Ho are the managing members of LLC 1 and, as such, have voting and investment discretion with respect to, and may be deemed to have beneficial ownership of, the securities held by LLC 1. Messrs. Genoot and Ho disclaim beneficial ownership of these shares.

(2)
Based solely on information reported by Hut 8 on the Schedule 13D initially filed with the SEC on September 10, 2025. Hut 8 has sole voting power over 0 shares of our common stock, shared voting power over 585,779,924 shares of our common stock, sole dispositive power over 0 shares of our common stock, and shared dispositive power over 585,779,924 shares of our common stock. U.S. Data Mining Group, Inc. (“USDMG”) has sole voting power over 0 shares of our common stock, shared voting power over 585,779,924 shares of our common stock, sole dispositive power over 0 shares of our common stock, and shared dispositive power over 585,779,924 shares of our common stock. American Bitcoin Holdings LLC (“ABH”) has sole voting power over 0 shares of our common stock, shared voting power over 585,779,924 shares of our common stock, sole dispositive power over 0 shares of our common stock, and shared dispositive power over 585,779,924 shares of our common stock. ABH is a wholly owned indirect subsidiary of Hut 8. USDMG directly holds 99.9% of the outstanding limited liability company interests in ABH. USDMG is a wholly owned direct subsidiary of Hut 8. As such, USDMG and Hut 8 may be deemed to share voting and dispositive power over all shares of our common stock held by ABH. The business address for each of Hut 8, USDMG, and ABH is 1101 Brickell Avenue, Suite 1500, Miami, Florida 33131. Mr. Genoot is a director and the Chief Executive Officer of Hut 8, a director and the President of USBTC, and the Chief Executive Officer of ABH. Mr. Ho is a director and the Chief Strategy Officer of Hut 8, a director of USBTC, and the Chief Strategy Officer of ABH. Messrs. Genoot and Ho disclaim beneficial ownership of these shares.
(3)
Represents (i) 13,386 shares of Class A common stock held by a limited liability company (“LLC 2”) and (ii) 112,184 shares of Class A common stock held by a limited liability company (“LLC 3”). Mr. Broukhim holds a membership interest in each of LLC 2 and LLC 3 and thus may be deemed to have beneficial ownership of the shares held by each of LLC 2 and LLC 3. Mr. Broukhim disclaims beneficial ownership of these shares.
(4)
Represents 1,398,975 shares of Class A common stock held directly.
(5)
Represents 2,524,975 shares of Class A common stock held directly.
(6)
Mr. Gutterman, the former Chief Executive Officer of Gryphon, left Gryphon in connection with the closing of the Mergers on September 3, 2025.
(7)
Mr. Salzman, the former Chief Financial Officer of Gryphon, left Gryphon in connection with the closing of the Mergers on September 3, 2025.
(8)
Mr. Gallie, former Senior Vice President of Gryphon, left Gryphon in connection with the closing of the Mergers on September 3, 2025.
(9)
Based solely on information reported by Eric Trump on the Schedule 13D initially filed with the SEC on September 3, 2025, as amended on November 20, 2025 and December 22, 2025. Mr. Trump has sole voting power over 68,432,664 shares of our common stock, shared voting power over 0 shares of our common stock, sole dispositive power over 68,432,664 shares of our common stock, and shared dispositive power over 0 shares of our common stock. Eric F. Trump Revocable Trust – 2015 has sole voting power over 0 shares of our common stock, shared voting power over 68,432,664 shares of our common stock, sole dispositive power over 0 shares of our common stock, and shared dispositive power over 68,432,664 shares of our common stock. Mr. Trump is the trustee and a beneficiary of the Eric F. Trump Revocable Trust – 2015. The business address for each of Mr. Trump and Eric F. Trump Revocable Trust – 2015 is 115 Eagle Tree Terrace, Jupiter, Florida 33477.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Policy Regarding Related Party Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest (or the perception thereof). Our board of directors has adopted a written policy on transactions with related persons that aligns with the requirements for companies listed on the Nasdaq. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that meets the disclosure requirements set forth in Item 404 of Regulation S-K under the Securities Act, in which we were or are to be a participant and in which a “related person,” as defined in Item 404, had, has or will have a direct or indirect material interest.

Gryphon Related Party Transactions

Gryphon’s Code of Ethics required it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by Gryphon’s board of directors (or Gryphon’s audit committee). Gryphon defined related party transactions as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Gryphon or any of its subsidiaries is a participant and (iii) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of Gryphon common stock or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

Gryphon’s audit committee, pursuant to its written charter, was responsible for reviewing and approving related party transactions to the extent it entered into such transactions. The audit committee would consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction was on terms no less favorable to Gryphon than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

In addition to Gryphon’s compensation arrangements, the following is a description of each transaction since January 1, 2025 in which:

•
the amount involved exceeded or exceeds $120,000; and
•
any of Gryphon’s directors, executive officers or b Gryphon has been or is to be a participant;
•
beneficial holders of more than 5% of any class of Legacy Gryphon’s capital stock or any immediate family member of or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Gryphon Securities Purchase Agreement

On January 13, 2025, Gryphon entered into a Securities Purchase Agreement with several institutional and accredited investors and certain directors and officers of Gryphon (and certain of their affiliated parties) for the purpose of raising approximately $2.85 million in gross proceeds for Gryphon. Pursuant to the terms of such agreement, Gryphon agreed to sell in a registered direct offering an aggregate of (i) 6,941,856 shares of Gryphon common stock and (ii) warrants to purchase 6,941,856 shares of Gryphon common stock at an exercise price of $1.50 per share (the “Gryphon Common Warrants”), at a combined purchase price per share and accompanying Gryphon Common Warrants equal to $0.40 for third-party investors and $0.516 for directors and officers of Gryphon. The offering closed on January 14, 2025. Jessica Billingsley purchased 48,412 shares of Gryphon common stock and 48,412 accompanying Gryphon Common Warrants for $25,000. Dan Tolhurst, Brittany Kaiser, and Heather Cox each purchased 96,824 shares of Gryphon common stock and 96,824 accompanying Gryphon Common Warrants for $50,000. Steve Gutterman purchased 77,459 shares of Gryphon common stock and 77,459 accompanying Gryphon Common Warrants for $40,000. Eric Gallie purchased 145,236 shares of Gryphon common stock and 145,236 accompanying Gryphon Common Warrants for $75,000. Sim Salzman purchased 19,365 shares of Gryphon common stock and 19,365 accompanying Gryphon Common Warrants for $10,000. An affiliate of Jimmy Vaiopoulos purchased 48,412 shares of Gryphon common stock and 48,412 accompanying Gryphon Common Warrants for $25,000.

Historical ABTC Related Party Transactions

The following is a description of transactions to which Historical ABTC had been a party in since January 1, 2025, in which the amount involved exceeds $120,000, and in which any of Historical ABTC’s directors, executive officers, or holders of more than 5% of the voting securities outstanding of Historical ABTC, or an affiliate or immediate family member thereof, had or would have a direct or indirect material interest. Historical ABTC refers to such transactions as “related party transactions” and such persons as “related parties.” With the approval of the Historical ABTC board of directors, Historical ABTC engaged in the related party transactions described below. In evaluating the transactions, Historical ABTC believed the terms obtained or consideration that Historical ABTC paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Stock Purchase and Contribution Agreement

On March 31, 2025, ABH entered into a Contribution and Stock Purchase Agreement with ADC and the stockholders of ADC, pursuant to which ABH contributed to ADC substantially all of the Bitcoin miners then wholly owned by Hut 8 and its affiliates, at an aggregate book value of approximately $120 million, in exchange for newly issued shares of Class B common stock representing, in the aggregate, 80.0% of the issued and outstanding capital stock of ADC. At the closing of the Transactions, ADC changed its name to “American Bitcoin Corp.”

Master Colocation Services Agreement

On March 31, 2025, in connection with the Transactions, Historical ABTC entered into a Master Colocation Services Agreement (the “MCSA”) with U.S. Data Mining Group, Inc., a subsidiary of Hut 8 (“USDMG”). The MCSA and the service orders under the MCSA provide for certain affiliates of Hut 8 to provide us with colocation and hosting services for our mining equipment at Hut 8-owned or leased facilities, on specific terms set forth in service orders to the MCSA.

Under the terms of the MCSA, we pay to USDMG (or its applicable affiliate that owns or leases the facility at which our Bitcoin miners are hosted) fees generally consisting of a monthly recurring charge, as set forth in each service order, plus 100% of the costs, fees, disbursements, and expenses paid or incurred by USDMG or its applicable affiliate in connection with the use, operation, and maintenance of the relevant facility (including costs related to the delivery of contracted power) and any installation charges, non-recurring costs, or amounts for additional services incurred during the term of the applicable service order.

On April 1, 2025, Historical ABTC entered into three service orders under the MCSA for hosting services at sites located in: Orla, Texas; Niagara Falls, New York; and Medicine Hat, Alberta. We subsequently entered into service orders under the MCSA for hosting services at a site in Amarillo, Texas, effective as of August 1, 2025, and a site in Drumheller, Alberta, effective as of March 20, 2026.

The MCSA includes other customary provisions, including with respect to facility access, use of contracted power, maintenance, and repair of facilities and insurance.

The MCSA requires us to indemnify USDMG and its affiliates from and against any losses relating to or arising out of our use of and access to the relevant facility, our acts or omissions constituting gross negligence, and our breach of any covenant or obligation under the MCSA. The MCSA requires USDMG to indemnify us from and against any losses relating to or arising out of acts or omissions of USDMG constituting gross negligence and the breach of any covenant or obligation of USDMG under the MCSA.

Except as may otherwise be specified in any service order under the MCSA, the initial term of each service order is five years, subject to automatic extension for a further five-year term unless either party provides the other with written notice not to extend at least 120 days before the expiration of the initial term. The MCSA is terminable by either party at any time upon 30 days’ prior written notice to the other party if there are no active service orders under the MCSA and have not been for a period of 12 months prior to such termination.

The MCSA (and any service order thereunder) is also terminable by either party upon an event of default by the other party (including the other party’s failure to pay any amounts due under the MCSA or to comply with its other obligations under the MCSA, subject to specified cure periods). An event of default by either party under the MMSA (as defined below) or any related service order also constitutes an event of default under the MCSA.

Master Management Services Agreement

On March 31, 2025, in connection with the Transactions, Historical ABTC entered into a Master Management Services Agreement (the “MMSA”) with USDMG. The MMSA and the service orders under the MMSA provide for certain affiliates of USDMG and their personnel to provide us with management, oversight, strategy, compliance, operational. and other services for our Bitcoin mining operations hosted at Hut 8’s facilities under the MCSA.

Under the terms of the MMSA, we pay to USDMG (or its applicable affiliate) service fees generally consisting of a fixed fee, payable monthly, for general management, operational, and compliance services, plus a monthly fee equal to 100% of specified “pass-through costs” incurred during the term of the applicable service order, including costs and expenses incurred by or on behalf of USDMG (or its applicable service provider affiliate) for labor, maintenance, repairs, and infrastructure expenses, and the provision of services by third parties.

On April 1, 2025, Historical ABTC entered into three service orders under the MMSA for management services at sites located in: Orla, Texas; Niagara Falls, New York; and Medicine Hat, Alberta. We subsequently entered into service orders under the MMSA for management services at a site in Amarillo, Texas, effective as of August 1, 2025, and a site in Drumheller, Alberta, effective as of March 20, 2026.

The MMSA includes other customary provisions, including with respect to facility access, cooperation in the provision of the services, preservation of records, ownership of data and intellectual property, and maintenance of insurance.

The MMSA requires us to indemnify USDMG and its affiliates from and against any losses relating to or arising out of our acts or omissions constituting gross negligence and our breach of any covenant or obligation under the MMSA. The MMSA requires USDMG to indemnify us from and against any losses relating to or arising out of acts or omissions of USDMG constituting gross negligence, the breach of any covenant or obligation of USDMG under the MMSA and the performance of services under the MMSA.

Except as may otherwise be specified in any service order under the MMSA, each service order under the MMSA is coterminous with the corresponding service order under the MCSA for colocation services at the same site. The MMSA (and any service order thereunder) is terminable by either party upon an event of default by the other party (including the other party’s failure to pay any amounts due or to comply with its other obligations under the MMSA, subject to specified cure periods). An event of default by either party under the MCSA or any related service order also constitutes an event of default under the MMSA.

Services Agreement

On March 31, 2025, in connection with the Transactions, Historical ABTC entered into the Services Agreement with USDMG, pursuant to which USDMG and its affiliates provide back-office support services to us, including accounting and financial reporting, HR support, payroll, benefits, IT support and management, legal and compliance, and vendor management services.

Under the terms of the Shared Services Agreement, we pay to USDMG a monthly fee equal to the fully allocated cost, determined on a “pass through” basis, to USDMG and its affiliates for providing services under the Shared Services Agreement to us.

The Shared Services Agreement has a term of five years, but is terminable with respect to any individual service by either party upon 30 days’ written notice to the other party. The Shared Services Agreement is also terminable by either party upon written notice to the other party in the event of (i) a material breach of the Shared Services Agreement by the other party, if the breach is not cured to the reasonable satisfaction of the terminating party within 30 days of such written notice or (ii) if the non-terminating party makes a general assignment for the benefit of creditors or becomes insolvent.

Put Option Agreement

On March 31, 2025, in connection with the Transactions, Historical ABTC entered into the Put Option Agreement with a wholly owned subsidiary of Hut 8 (“Zephyr”), pursuant to which Zephyr had right to sell to Historical ABTC any Bitcoin miners purchased by Zephyr under an existing purchase option agreement between Zephyr and Bitmain (“Hut Bitmain Agreement”). The Hut Bitmain Agreement in turn provided for Zephyr’s right to purchase from Bitmain up to approximately 17,280 Bitmain U3S21EXPH Bitcoin miners for a maximum aggregate purchase price of approximately $320 million, not including any applicable tariffs, duties, or similar charges.

Under the terms of the Put Option Agreement, Zephyr had the right to cause Historical ABTC, at any time and from time to time ending on the 30th day following the termination of the purchase option period under the Hut Bitmain Agreement and the delivery of all Bitcoin miners purchased by Zephyr under the Hut Bitmain Agreement, to purchase all or any amount of the Bitcoin miners, at the same per-unit price as is paid to Bitmain and without any additional markup, premium, or administrative charge thereon, subject to specified exceptions in the event that Historical ABTC did not (at any time Zephyr’s put right is exercised) have sufficient legally available funds to pay the applicable purchase price.

On August 5, 2025, pursuant to the Put Option Agreement, Zephyr assigned its option to purchase the Bitmain miners under the Hut Bitmain Agreement to Historical ABTC. Historical ABTC exercised the option on August 5, 2025 and entered into a purchase agreement with Bitmain (the “ABTC Bitmain Purchase Agreement”) to purchase Bitmain miners in one or more tranches for a total purchase price of up to approximately $320.0 million, not including any applicable tariffs, duties, or similar charges.

Concurrently with the execution of the ABTC Bitmain Purchase Agreement, Historical ABTC purchased 16,299 Bitmain miners for a total purchase price of approximately $314.0 million, which was reduced by the application of a deposit and certain expenses of approximately $46.0 million previously paid to Bitmain by Hut 8, through the pledge of approximately 2,234 Bitcoin at a mutually agreed upon fixed price. In September 2025, we purchased the remaining 981 Bitmain miners for a total purchase price of $18.9 million, also paid through the pledge of Bitcoin at a mutually agreed upon fixed price. In October 2025, we pledged additional Bitcoin at a mutually agreed upon fixed price, and Bitmain refunded the $46.0 million comprising of the deposit and certain expenses to Hut 8 satisfying our repayment obligation.

Exclusivity Agreement

On March 31, 2025, in connection with the Transactions, Historical ABTC entered into the Exclusivity Agreement. The Exclusivity Agreement provides that, until such time as both the MMSA and the MCSA (or any successor agreements) have expired or been terminated, Hut 8 and its affiliates will be our exclusive providers of (i) hosting and colocation services with respect to all digital asset mining equipment owned by us and (ii) digital asset mining operations services, whether pursuant to the MMSA or otherwise.

Stockholders’ Agreement

On March 31, 2025, Historical ABTC entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with each of the holders of Historical ABTC Class B common stock. The Stockholders’ Agreement provides for certain customary rights with respect to the management and governance of Historical ABTC, rights of first offer, transfer restrictions, tag-along rights and drag-along rights and certain registration rights. These rights and restrictions terminated at the First Effective Time, upon the effectiveness of the Investors’ Rights Agreement (as defined below).

Investors’ Rights Agreement

Concurrently with the execution of the Merger Agreement, Gryphon, Historical ABTC, ABH and each of the other holders of Historical ABTC Class B common stock (the “ABTC Class B Investors”) entered into the Investors’ Rights Agreement. The operative provisions of the Investor’s Rights Agreement became effective at the First Effective Time.

The Investors’ Rights Agreement provides that, for so long as ABH and its affiliates (other than Gryphon and its subsidiaries) beneficially own any shares of our common stock and for so long as any ABTC Class B Investor beneficially owns any shares of our common stock, the ABTC Class B Investors will take all necessary action (including by voting, providing a written consent or proxy and causing the adoption of stockholders’ resolutions) to (i) at each annual meeting of our stockholders or at any meeting of our stockholders at which directors are to be elected or whenever directors are to be elected by written consent, cause the election of the director candidates (if any) designated in writing by ABH, and (ii) at any meeting of our stockholders at which directors are to be removed or whenever members of our board of directors are to be removed by written consent, to cause the removal of any director designated in writing by ABH.

In addition, the Investors’ Rights Agreement provides that, for so long as the ABTC Class B Investor Designee (defined therein) beneficially owns any of our shares, the ABTC Class B Investor Designee will have the right to serve as our director.

The Investors’ Rights Agreement also provides for certain registration rights with respect to the registration of our shares held by the ABTC Class B Investors, including customary demand and “piggy-back” registration rights and contains certain covenants of the ABTC Class B Investors not to compete with our and our subsidiaries businesses, subject to certain exceptions.

Advisory Agreement

On March 31, 2025, in connection with the Transactions, Historical ABTC entered into an advisory agreement with Eric Trump, a stockholder of ABTC (the “Advisory Agreement”). The Advisory Agreement provides for Mr. Trump to provide advisory services to ABTC with respect to the development and advancement of our business. Mr. Trump does not receive compensation under the terms of the Advisory Agreement. The Advisory Agreement has an initial term of three years.

Director and Officer Indemnification

The certificate of incorporation and bylaws of Historical ABTC provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions.

Our Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Officer and Director Compensation” section of this proxy statement, and the arrangements described above, the following is a description of transactions to which we have been party in since January 1, 2025 in which the amount involved exceeds $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our outstanding voting securities, or an affiliate or immediate family member thereof, had or would have a direct or indirect material interest. Historical ABTC refers to such transactions as “related party transactions” and such persons as “related parties.” With the approval of the Historical ABTC board of directors, Historical ABTC engaged in the related party transactions described below. In evaluating the transactions, Historical ABTC believed the terms obtained or consideration that Historical ABTC paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Other than as described above or below, there have been no transactions since the Business Combination to which we were a party or will be a party, in which (i) the amounts involved exceeded or will exceed $120,000; and (ii) any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Class B Common Stock Purchase

On December 30, 2025, pursuant to the Investor Rights Agreement, our and Hut 8’s board of directors each consented to the purchase of 23,199,205 shares of our Class B common stock by a limited liability company (the “LLC Purchaser”) for a purchase price of $1.40 per share. Asher Genoot, our Executive Director and Hut 8’s Chief Executive Officer and director, and Michael Ho, our Chief Executive Officer and director and Hut 8’s Chief Strategy Officer and director, solely manage and control the LLC Purchaser and have an indirect financial interest therein in the form of a profit share interest in one of its members.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with all of our directors and executive officers and purchased directors’ and officers’ liability insurance. The indemnification agreements and our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by applicable law.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although stockholder ratification of the appointment of KPMG is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of KPMG requires the vote of the holders of a majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. If stockholders do not ratify the appointment of KPMG, the audit committee will reconsider the appointment. Even if stockholders ratify the appointment of KPMG, the audit committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of us and our stockholders. Representatives of KPMG are expected to attend the Annual Meeting.

Vote Required

Assuming a quorum is present, to be approved, the vote of the holders of a majority in voting power of the votes cast must be voted “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions and broker non-votes, if any, will not be considered towards vote totals on this proposal.

The board of directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Recent Changes in Accounting Firms

Engagement of New Independent Registered Public Accounting Firm

On September 19, 2025, our audit committee approved the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

During our two most recent fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through September 19, 2025, neither we nor anyone on our behalf consulted with KPMG regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report or oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Dismissal of Former Independent Registered Public Accounting Firm

On September 19, 2025, our audit committee approved the dismissal of RBSM LLP (“RBSM”) as our independent registered public accounting firm.

The reports of RBSM on our financial statements for each of the two most recent fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such reports contained an explanatory paragraph expressing substantial doubt as to the Company’s ability to continue as a going concern.

During our two most recent fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through September 19, 2025, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with RBSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RBSM, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

During our two most recent fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through September 19, 2025, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in Gryphon’s internal control over financial reporting previously reported in Part II, Item 9A “Controls and Procedures” in Gryphon’s Annual Reports on Form 10-K for the years ended December 31, 2024 and 2023. The material weaknesses disclosed in Gryphon’s Annual Report on Form 10-K for the year ended December 31, 2024 related to the operating effectiveness of ensuring that (i) information required to be disclosed by Gryphon in reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms and (ii) material information required to be disclosed in Gryphon’s reports filed under the Exchange Act is accumulated and communicated to Gryphon’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for accurate and timely decisions regarding required disclosure. The material weakness disclosed in Gryphon’s Annual Report on Form 10-K for the year ended December 31, 2023 related to Gryphon’s internal controls over financial reporting pertaining to certain key process areas of financial reporting that were not properly designed and/or operating effectively. The material weaknesses were discussed with the audit committee, and we have authorized RBSM to respond fully to inquiries of KPMG concerning the material weaknesses.

We provided RBSM with a copy of the auditor change disclosures prior to filing them with the SEC in our Current Report on Form 8-K on September 25, 2025 (the “Form 8-K”), and requested that RBSM furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Form 8-K, as specified by Item 304(a)(3) of Regulation S-K. A copy of RBSM’s letter dated September 23, 2025, was filed as Exhibit 16.1 to the Form 8-K.

Principal Accountant Fees and Services

The following table presents aggregate fees billed to us for services rendered by KPMG for the years ended December 31, 2025 and 2024:

(in thousands)	Year Ended December 31, 2025	Year Ended December 31, 2024
Audit Fees (1)	$440.0	—
Total	$440.0	—

(1) Represents fees incurred or expected to be incurred for the period for professional services provided in connection with (i) the audit of our financial statements for the year ended December 31, 2025, (ii) the review of interim consolidated financial statements included in the quarterly report for the quarter ended September 30, 2025, (iii) the preparation of registration statements and similar securities offering materials, and (iv) the preparation and review of documents related to our securities offerings.

Audit Committee Pre-Approval

Since the Mergers, all services performed by our independent registered public accounting firm for us and our subsidiaries have been pre-approved by our audit committee. The audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the public accounting firm’s independence.

AUDIT COMMITTEE REPORT

The audit committee is responsible primarily for assisting the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and legal compliance functions of the Company and its subsidiaries. The committee assists in the board of directors’ oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors and the Company’s internal audit function.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2025 with the Company’s management and with KPMG LLP. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission.

The audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding auditor communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

Based on such review and discussions, the audit committee recommended to the Company’s board of directors that the financial statements referred to above be included in the Annual Report on Form 10-K for the year ended December 31, 2025.

Audit Committee

Michael Broukhim (Chair)

Richard Busch

Justin Mateen

PROPOSAL 3: APPROVAL OF PROPOSED CHARTER AMENDMENT TO EFFECT A REVERSE STOCK SPLIT

We are asking our stockholders to adopt and approve a proposed amendment to our Charter to effect the Reverse Stock Split. Our board of directors has unanimously approved and declared advisable the proposed amendment, and recommends that our stockholders adopt and approve the proposed amendment. The foregoing description of the proposed amendment is a summary and is subject to the full text of the form of proposed amendment, which is attached to this proxy statement as Annex A (the “Certificate of Amendment”). The text of the form of the Certificate of Amendment is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as our board of directors may deem necessary and advisable to effect the Reverse Stock Split.

If stockholders approve this proposal, our board of directors will cause the Certificate of Amendment to be filed with the Delaware Secretary of State and effect the Reverse Stock Split only if our board of directors determines that the Reverse Stock Split would be in the best interests of the Company and our stockholders. The Reverse Stock Split could become effective shortly after the Annual Meeting. Our board of directors also may determine in its discretion not to effect the Reverse Stock Split and not to file the Certificate of Amendment. No further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split.

The Certificate of Amendment, if effected, will effect a Reverse Stock Split of the outstanding shares of our common stock at a reverse stock split ratio of 1-for-5 to 1-for-40, with the ratio and number of shares of common stock that will be combined into one share of common stock within such range to be determined at the discretion of our board of directors at a later date. As of the Record Date, shares of our common stock were issued and outstanding. Based on such number of shares of our common stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split (and without giving any effect to the payment of cash in lieu of fractional shares), we will have, depending on the reverse stock split ratio selected by our Board of Directors, issued and outstanding shares of stock as illustrated in the table under the caption "—Effects of the Reverse Stock Split and the Authorized Share Reduction—Effect on Shares of Common Stock".

The proposed amendment, if effected, will effect a Reverse Stock Split of the outstanding shares of our common stock at a reverse stock split ratio of 1-for-5 to 1-for-40, with the ratio within such range to be determined at the discretion of our board of directors at a later date. As of close of business on the Record Date, there were shares of common stock outstanding, consisting of shares of Class A common stock, shares of Class B common stock, and no shares of Class C common stock. Based on such number of shares of our common stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split (and without giving any effect to adjustments that may result from the treatment of fractional shares as described below), we will have, depending on the reverse stock split ratio selected by our board of directors, issued and outstanding shares of common stock as illustrated in the table under the caption “—Effects of the Reverse Stock Split and the Authorized Share Reduction—Effect on Shares of Common Stock.”

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock of each applicable class of common stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The par value of each class of our common stock would remain unchanged at $0.0001 per share. The number of shares of common stock underlying outstanding equity awards and available for future awards under the 2025 Plan as well as the number of shares issuable upon exercise of outstanding warrants would also be proportionately reduced in the same manner due to the Reverse Stock Split. The Reverse Stock Split would not change the number of authorized shares of each applicable class of our common stock.

Reasons for the Reverse Stock Split

The primary objective of our board of directors in proposing the Reverse Stock Split is to increase the per share price of each class of our common stock, particularly our Class A common stock, which is currently trading on Nasdaq under the symbol “ABTC.” Our board of directors believes that a reduction in the number of outstanding shares, coupled with an increase in the per share price, would enhance the market perception of our Class A common stock, particularly among institutional investors and other sophisticated market participants. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors are restricted by internal policies and practices that either prohibit them from investing in low-priced stocks or discourage individual brokers from recommending low-priced stocks to their customers. Therefore, the Reverse Stock Split is expected to improve our ability to access capital markets by enabling the issuance of additional authorized shares at more viable pricing levels. Furthermore, the continued listing of our Class A common stock on Nasdaq is subject to our compliance with a number of listing standards, including a minimum bid price requirement. To the extent that the bid price for our Class A common stock closes below $1.00 per share for 30 consecutive business days, we would not remain in compliance with Nasdaq listing standards, and would have a limited period to regain compliance. The closing price of our Class A common stock on April , 2026 was $ per share. Our board of directors believes that the anticipated higher market price of our Class A common stock resulting from the Reverse Stock Split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in our Class A common stock while also providing us with greater flexibility to act to maintain compliance with Nasdaq listing requirements.

Board of Directors Discretion to Implement or Abandon Reverse Stock Split

If the Reverse Stock Split is approved by our stockholders at the Annual Meeting, the actual Reverse Stock Split will be effected, if at all, only upon a subsequent determination by our board of directors that the Reverse Stock Split is, at that time, in the best interests of the Company and our stockholders. In addition, our board of directors may select a reverse stock split ratio that is between 1-for-5 to 1-for-40, with the ratio and number of shares of common stock that will be combined into one share of common stock within such range to be determined at the discretion of our board of directors at a later date. Such determination will be based upon many factors, including the trading price of our Class A common stock relative to the Nasdaq minimum listing requirements, market conditions, the volume of trading in our Class A common stock, and the volatility of the trading price of our Class A common stock, as well as those other factors described in the following paragraph. Notwithstanding approval of the Reverse Stock Split by the stockholders, our board of directors may, in its sole discretion, abandon the proposed Certificate of Amendment and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect the Reverse Stock Split. If our board of directors decides not to implement the Reverse Stock Split before the 2027 Annual Meeting of Stockholders, further stockholder approval would be required prior to implementing any reverse stock split.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which reverse stock split ratio to implement, if any, following receipt of stockholder approval of the Certificate of Amendment, our board of directors may consider, among other things, various factors, such as: (i) the historical trading price and trading volume of our Class A common stock, and the expected impact of the Reverse Stock Split on the trading market for our Class A common stock in the short- and long-term; (ii) the Nasdaq listing requirements; and (iii) the prevailing general market and economic conditions.

Effects of the Reverse Stock Split

After the Reverse Stock Split, if effected, each stockholder will own a reduced number of each applicable class of shares of our common stock. This would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share as described below. The number of stockholders of record would not be affected by the Reverse Stock Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split.

Proportionate voting rights and other rights of the holders of each class of our common stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 5% of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold 5% of the voting power of the outstanding shares of common stock after the Reverse Stock Split.

Our Charter presently authorizes 735,000,000,000 shares of capital stock, consisting of: (i) 635,000,000,000 shares of common stock, $0.0001 par value per share, comprised of (a) 500,000,000,000 shares of Class A common stock, (b) 10,000,000,000 shares of Class B common stock and (c) 125,000,000,000 shares of Class C common stock; and (ii) 100,000,000,000 shares of preferred stock, $0.0001 par value per share.

As of April 10, 2026, approximately 0.2% of our authorized shares of common stock were issued and outstanding, consisting of approximately 0.1% of our authorized shares of our Class A common stock, approximately 0.1% of our authorized shares of our Class B common stock, none of our authorized shares of Class C common stock, and approximately 0.01% of our authorized shares of common stock are reserved for issuance under our 2025 Plan, which leaves approximately 99.8% of our authorized shares of common stock available for future issuance. The Reverse Stock Split would not change the number of authorized shares of each class of our common stock or preferred stock. Therefore, because the number of issued and outstanding shares of each class of our common stock would decrease, the number of shares remaining available for issuance by us in the future would increase. These additional shares would be available for issuance from time to time for corporate purposes such as issuances of common stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities such as convertible debt, warrants, or options convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with flexibility to meet business needs as they arise, to take advantage of favorable opportunities, and to respond effectively in a changing corporate environment. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. We regularly consider our capital requirements and may conduct securities offerings, including equity and/or equity linked offerings, in the future.

The increase in the number of shares of authorized but unissued and unreserved capital stock could have an “anti-takeover effect” by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Charter or our Bylaws. The increased number of available authorized but unissued shares of each class of our common stock as a result of the Reverse Stock Split would give our management more flexibility to resist or impede a third-party takeover bid that provides an above-market premium that is favored by a majority of the independent stockholders. Although not designed or intended for such purposes, the effect of the increased number of available shares of each class of our common stock might make it more difficult or discourage an attempt to take over or otherwise acquire control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other change in control transaction). Any such anti-takeover effect of the Reverse Stock Split would be in addition to existing anti-takeover provisions of the Charter and the Bylaws. We are not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Reverse Stock Split Proposal is not part of any plan by our board of directors to recommend or implement a series of anti-takeover measures.

The Reverse Stock Split would reduce the number of shares of common stock available for issuance and the number of shares of common stock issuable upon the vesting and settlement of existing equity grants under our 2025 Plan in proportion to the reverse split ratio of the Reverse Stock Split, provided that no fractional shares would be issued. On April 10, 2026, we had 195,107,413 of shares of common stock authorized for issuance but unissued under the 2025 Plan and 1,875,007 shares of common stock subject to unvested restricted stock units outstanding under our 2025 Plan.

Our outstanding warrants would also be proportionately adjusted to reflect the Reverse Stock Split, including the number of shares of our Class A common stock purchasable upon exercise of such warrants and, for certain of our outstanding warrants, their exercise price per share, in each case in accordance with the terms of the relevant warrant agreement.

The following table contains approximate information, based on share information as of April 10, 2026, relating to each class of our outstanding common stock based on the proposed reverse stock split ratios assuming that the proposal is approved and the Reverse Stock Split is implemented. The table below does not include our authorized preferred stock, all of which are undesignated and none of which are outstanding under our Charter. The Reverse Stock Split would have no effect on our authorized preferred stock. The figures below do not give effect to the treatment of fractional shares.

	Pre-Reverse Stock Split	1-for-5	1-for-20	1-for-40
Authorized	635,000,000,000	635,000,000,000	635,000,000,000	635,000,000,000
Class A common stock	500,000,000,000	500,000,000,000	500,000,000,000	500,000,000,000
Class B common stock	10,000,000,000	10,000,000,000	10,000,000,000	10,000,000,000
Class C common stock	125,000,000,000	125,000,000,000	125,000,000,000	125,000,000,000
Issued and outstanding	1,059,234,481	211,846,895	52,961,723	26,480,861
Class A common stock	327,009,578	65,401,915	16,350,478	8,175,239
Class B common stock	732,224,903	146,444,980	36,611,245	18,305,622
Class C common stock	—	—	—	—
Reserved for future issuance pursuant to 2025 Plan	195,107,413	39,021,482	9,755,370	4,877,685
Reserved for future issuance pursuant to unvested restricted stock units outstanding under the 2025 Plan	1,875,007	375,001	93,750	46,875
Reserved for future issued pursuant to the exercise of warrants	371,080	74,216	18,554	9,277
Authorized but unissued and unreserved	633,745,287,026	634,749,057,407	634,937,264,353	634,968,632,177

Our Class A common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of our Class A common stock under the Exchange Act. After the Reverse Stock Split, our Class A common stock would continue to trade on Nasdaq under the symbol “ABTC.”

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase the price of our Class A common stock.

We expect that the Reverse Stock Split will increase the per share trading price of our Class A common stock. However, the effect of the Reverse Stock Split on the per share trading price of our Class A common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share trading price of our Class A common stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the marketability of our Class A common stock to certain potential investors, we cannot assure you that, if implemented, our Class A common stock will be more attractive to investors. Even if we implement the Reverse Stock Split, the per share trading price of our Class A common stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance. If the Reverse Stock Split is consummated and the per share trading price of our Class A common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The proposed Reverse Stock Split may decrease the liquidity of our Class A common stock and result in higher transaction costs.

The liquidity of our Class A common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our Class A common stock as described above.

Effective Date

If the proposed Reverse Stock Split is approved at the Annual Meeting and our board of directors elects to proceed with the Reverse Stock Split at a ratio in the approved range, the Reverse Stock Split would become effective as of the date and time set forth in the Certificate of Amendment that is filed with the Delaware Secretary of State (the “Effective Time”). Except as explained below with respect to fractional shares, at the Effective Time, all shares of Class A, Class B, and Class C common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of Class A, Class B, and Class C common stock, respectively, in accordance with the Reverse Stock Split ratio determined by the board of directors following the Annual Meeting. If the board of directors decides not to implement the Reverse Stock Split before the 2027 Annual Meeting of Stockholders, further stockholder approval would be required prior to implementing any reverse stock split.

The board of directors reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the Certificate of Amendment, even if the Reverse Stock Split has been authorized by our stockholders. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our board of directors to determine not to proceed with, and to abandon, the Reverse Stock Split if it should so decide.

Cash Payment In Lieu of Fractional Shares

Stockholders will not receive fractional shares of any class of our common stock in connection with the Reverse Stock Split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent's completion of such sale, stockholders who would have been entitled to a fractional share will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total proceeds of that sale net of any brokerage costs incurred by the transfer agent to sell such stock. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold a sufficient number of shares of any class of our common stock at the Effective Time to receive at least one share in the Reverse Stock Split and you want to continue to hold our common stock after the Reverse Stock Split, you may do so by either (i) purchasing a sufficient number of shares of any class of our common stock, to the extent available, or (ii) if you have shares of the same class of our common stock in more than one account, consolidating your accounts, in each case, so that you hold a sufficient number of shares of such class of our common stock in your account prior to the Reverse Stock Split that would entitle you to receive at least one share of such class of common stock in the Reverse Stock Split. Shares of our common stock held in registered form and shares of our common stock held in “street name” (that is, through a broker, bank or other holder of record) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendments to our Charter to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Shares Held in Book-Entry and Through a Broker, Bank, or Other Holder of Record

If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our common stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our common stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares of the applicable class of our common stock for which you received a cash payment.

At the Effective Time, we intend to treat stockholders holding shares of any class of our common stock in “street name” (that is, through a broker, bank, or other holder of record) in the same manner as registered stockholders whose shares of any class of our common stock are registered in their names. Brokers, banks, or other holders of record will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of any class of our common stock in “street name”; however, these brokers, banks, or other holders of record may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of common stock with a broker, bank, or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.

Shares Held in Certificated Form

If you hold any of your shares of any class of our common stock in certificated form (the “Old Certificate(s)”), you will receive a transmittal letter from our transfer agent as soon as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can deliver your Old Certificate(s) so that you are in a position to freely trade your post-Reverse Stock Split shares of our Class A common stock, which will be in a book-entry form, evidenced by a transaction statement that will be sent to your address of record as soon as practicable after your delivery of a letter of transmittal indicating the number of shares of our common stock you hold, together with any payment of cash in lieu of fractional shares to which you are entitled. Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of our common stock resulting from the Reverse Stock Split.

U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain U.S. federal income tax considerations related to the Reverse Stock Split that may be relevant to holders of our common stock that hold such stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below.

This discussion applies only to holders that are U.S. holders (as defined below) and does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including: (1) holders subject to an alternative tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) partnerships (or other flow-through entities for U.S. federal income tax purposes) and their partners or members; (7) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (8) U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; (9) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (10) persons who acquire shares of our common stock in connection with employment or other performance of services; or (11) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge. The following summary does not address any U.S. state or local or any foreign tax consequences, any estate, gift or other non-U.S. federal income tax consequences, or the Medicare tax on net investment income.

EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

The Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of our common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury Regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the Reverse Stock Split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares. A U.S. holder that receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeds one year at the Effective Time.

Vote Required

Assuming a quorum is present, to be approved, the affirmative vote of the holders of sixty-six and two-third percent (66 2/3%) of the voting power of the common stock entitled to vote generally in the election of directors must be voted “FOR” the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will not be considered towards vote totals on this proposal.

The board of directors recommends that you vote “FOR” the approval of the Reverse Stock Split Proposal.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 28, 2026 in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our Bylaws.

Under our Bylaws, stockholder proposals submitted for consideration at any annual meeting of stockholders, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders. Accordingly, stockholder proposals and nominations under our Bylaws must be delivered no earlier than February 22, 2027, and no later than March 24, 2027. However, if the annual meeting occurs more than 30 days before or more than 60 days after this anniversary date, notice by the stockholder must be delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company.

To be timely for purposes of Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our Bylaws as described above.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our Bylaws.

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF AMERICAN BITCOIN CORP.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

_________________________________________

American Bitcoin Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 3, 2018, under the name MTech Acquisition Holdings Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on June 17, 2019 (the “First Amended and Restated Certificate”), under the name Akerna Corp. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on September 2, 2025, under the name Gryphon Digital Mining, Inc. (as amended, the “Second Amended and Restated Certificate”) and a Certificate of Amendment to the Second Amended and Restated Certificate was filed with the Delaware Secretary on September 3, 2025, which included a provision to change the Corporation’s name to American Bitcoin Corp.

SECOND. “Upon the effective time of the filing (the “Effective Time”) of this Certificate of Amendment to the Second Amended and Restated Certificate (the “Certificate of Amendment”), and without any further action of the Corporation or any stockholder of the Corporation, each [●] ([●]) shares of the Corporation’s Class A Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Class A Common Stock, each [●] ([●]) shares of the Corporation’s Class B Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Class B Common Stock, and each [●] ([●]) shares of the Corporation’s Class C Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Class C Common Stock, each subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time and, in lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share shall be entitled to receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale, net of any brokerage costs incurred by the transfer agent to sell such stock.Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented by shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock, as applicable, that were issued and outstanding shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of whole shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock, as applicable, into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and combined; provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new book-entry position evidencing and representing the number of whole shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock, as applicable, after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined.”

THIRD. This Certificate of Amendment was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL.

[Signature Page To Follow]

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [●] day of [●], 202[●].

AMERICAN BITCOIN CORP.

By:
Name:
Title:

A-2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 21, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ABTC2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 21, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A black and white image of the word "American" written in white letters. AI generated content AMERICAN BITCOIN CORP. 1101 BRICKELL AVE, SUITE 1500 MIAMI, FL 33131 V95149-P51729 AMERICAN BITCOIN CORP. The Board of Directors recommends you vote FOR the following proposals: 1. The election of Asher Genoot as the Class I director for a three-year term of office expiring at the 2029 Annual Meeting of Stockholders and until hissuccessor has been duly elected and qualified, or until his earlier death, resignation, or removal. ! ! ! ! ! 2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. ! ! ! 3. The approval of an amendment to our amended and restated certificate of incorporation, as amended, to effect, at the discretion of our board ofdirectors, a reverse stock split with respect to our outstanding shares of common stock at a ratio within a range of 1-for-5 to 1-for-40 (or any number in between), with the ratio within such range to be determined at the discretion of our board of directors, without reducing the authorized number of shares of our common stock. NOTE: Such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V95150-P51729 AMERICAN BITCOIN CORP. ANNUAL MEETING OF STOCKHOLDERS JUNE 22, 2026 10:00 A.M. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) Michael Ho and Matthew Prusak, or either of them, as proxy holders, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERICAN BITCOIN CORP. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on Monday, June 22, 2026, virtually at www.virtualshareholdermeeting.com/ABTC2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations: (i) FOR the election of the nominee listed in Proposal 1; (ii) FOR Proposal 2; and (iii) FOR Proposal 3. Continued and to be signed on reverse side